                                                                    EXHIBIT 99.1


                          PHOENIX FOOTWEAR GROUP, INC.
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE

                     PHOENIX FOOTWEAR GROUP, INC. ANNOUNCES
                           SECOND QUARTER 2003 RESULTS

Carlsbad, California, July 23, 2003 -- Phoenix Footwear Group, Inc. (Amex: PXG) announced today results for the second quarter ended June 28, 2003. Net sales totaled $7.6 million versus $8.5 million for the second quarter of 2002, a decrease of $900,000 or 10.6%. Gross Profit increased to $3.2 million during the current quarter as compared to $3.1 for the prior year quarter, an increase of 3.4%. The Company's financial results for the second quarter resulted in a net loss of ($688,000) which included expenses totaling $1.3 million associated with the previously disclosed dissenting shareholders' litigation and corporate relocation costs. The loss per share was ($0.19) for the second quarter and included ($0.28) per share in litigation settlement and corporate relocation costs as compared to earnings per diluted share of $0.09 for the prior year period. The per share amounts reflect the Company's 2-for-1 stock split which was effective May 22, 2003.

The Company also announced that the Penobscot litigation was settled during the second quarter, and no further charges are expected with regard to this litigation.

The Company reaffirmed its financial guidance for the full-year 2003 of $0.70 to $0.75 per fully diluted share, before accounting for previously disclosed year-to-date litigation, acquisition and corporate relocation costs, as well as the pending H.S. Trask & Co. acquisition. The per share amounts reflect the Company's 2-for-1 stock split which was effective May 22, 2003.

James R. Riedman, Chairman and CEO, commented, "We posted continued gross profit margin expansion during the second quarter despite the difficult retail environment, highlighting our commitment to generating profitable returns for our shareholders. As we support our brands, our business strategy entails strict product discipline, cost controls and an emphasis on maintaining low debt levels. As a result, we are positioned to grow our operating earnings, after the impact of expenses associated with the Penobscot litigation. Despite our second quarter revenue declines caused by the soft footwear market, our brands have continued to maintain their share of available consumer dollars and we are optimistic that we will return to top-line growth in the second half of 2003."

Mr. Riedman continued, "In addition, we remain on track to close on our acquisition of H.S. Trask & Co. during our third quarter. The addition of H.S. Trask will add a well-known line of men's footwear to the Phoenix Footwear product line, providing us with an opportunity to drive additional revenues and cash flows. The integration of the H.S. Trask line into our distribution platform will create natural cost-saving synergies, enhancing profitability over the next 12 months. Looking ahead, our focus remains on supporting organic growth, while expanding our brand portfolio through strategic acquisitions that will be accretive to earnings and will maximize shareholder value."
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                                                                     Page 2 of 5


RESULTS FOR THE SECOND QUARTER ENDED JUNE 28, 2003:

Net sales for the quarter ended June 28, 2003 decreased 10.6% to $7.6 million as compared to $8.5 million for the second quarter of 2002 primarily due to poor weather conditions and a depressed economic retail environment.

Gross profit in the second quarter of 2003 increased 3.4% to $3.2 million or 42.2% of net sales as compared to $3.1 million or 36.5% of net sales in the second quarter of 2002. The improvement in gross margin as a percentage of net sales primarily relates to an improved product sales mix and a reduction in the volume of closeout sales.

Selling, general and administrative expenses for the second quarter of 2003 were $2.6 million or 34.4% of net sales, versus $2.4 million or 28.5% of net sales for the second quarter of 2002. This increase was primarily related to increased marketing and advertising expenses, increased employee compensation and benefit costs, and occupancy costs associated with the Company's new west coast operations.

During the second quarter of 2003, interest expense amounted to $386,000 and included an interest charge of $346,000 related to previously disclosed dissenting shareholders' litigation. Without the interest charge, interest expense for the current quarter would have been $40,000 as compared to $103,000 in the prior year period. The decrease is a result of lower interest rates and average outstanding indebtedness during the current quarter as compared to the prior year period.

Additionally, in accordance with the Company's stock repurchase program approved by its Board of Directors in May 2002, the Company repurchased approximately 16,400 shares during the second quarter of 2003 at an average purchase price of $4.35. These per share amounts reflect the Company's 2-for-1 stock split which was effective May 22, 2003.

RESULTS FOR THE SIX MONTHS ENDED JUNE 28, 2003:

Net sales for the six months ended June 28, 2003 decreased 12.9% to $16.8 million as compared to $19.2 million for the six months ended June 30, 2002 primarily due to unseasonably cold weather and economic concerns.

Gross profit for the six months ended June 28, 2003 increased 4.2% to $7.2 million or 43.0% of net sales as compared to $6.9 million or 35.9% of net sales for the comparable prior year period. The improvement in gross margin as a percentage of net sales primarily relates to an improved product sales mix and a reduction in the volume of closeout sales.

Selling, general and administrative expenses for the six months ended June 28, 2003 were $5.5 million, or 32.5% of net sales, versus $5.0 million, or 26.0% of net sales for the comparable prior year period. This increase was primarily due to increased marketing and advertising expenses, employee compensation and benefit costs, and increased occupancy costs associated with the Company's new west coast operations.

Interest expense for the six months ended June 28, 2003 totaled $452,000 and included interest charges of $376,000 related to previously disclosed dissenting shareholders' litigation. Without these interest charges, interest expense would have been $76,000 as compared to $335,000 in the prior year period. The decrease is a result of lower interest rates and average outstanding indebtedness during the current six month period as compared to the prior year period.

Additionally, in accordance with the Company's stock repurchase program approved by its Board of Directors in May 2002, the Company repurchased approximately 57,800 shares during the six
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                                                                     Page 3 of 5


months ended June 28, 2003 at an average purchase price of $3.47. These per share amounts reflect the Company's 2-for-1 stock split which was effective May 22, 2003.

Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets casual and dress footwear. The Company's premium footwear brands include the Trotters(R) and SoftWalk(R) lines. The Company was ranked by Footwear News as the fastest growing footwear firm during the three-year period of 1999 to year-end 2001. Phoenix Footwear Group, Inc is traded on the American Stock Exchange under the symbol PXG.

Safe Harbor Statements Under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual results and timing of the events may differ materially from the future results, timing, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause Phoenix Footwear's financial performance to be different include risks of changing consumer preference, inability to successfully design, develop or market its brands, competition from other footwear manufacturers, loss of key employees, general economic conditions and adverse factors impacting the footwear industry, and the inability of the Company to source its products due to political or economic factors or the imposition of trade or duty restrictions. The Company assumes no duty to update information contained in this press release at any time.

                         (See Attached Financial Tables)
CONTACTS:
Kenneth Wolf                     Todd St.Onge
Chief Financial Officer          Brainerd Communicators, Inc.
Phoenix Footwear Group, Inc.     (212) 986-6667
(760) 602-9688
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                                                                     Page 4 of 5

                           Phoenix Footwear Group, Inc
                 CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

                                                     FOR THE QUARTER ENDED                     FOR THE SIX MONTHS ENDED
                                                         (UNAUDITED)                                  (UNAUDITED)
                                             June 28,               June 30,                June 28,            June 30,
                                              2003                   2002                    2003               2002
                                              ----                   ----                    ----               ----

NET SALES                                  $ 7,552,000   100.0%  $ 8,446,000   100.0%  $ 16,759,000  100.0%  $ 19,239,000   100.0%
Cost of goods sold                           4,365,000    57.8%    5,363,000    63.5%     9,552,000   57.0%    12,323,000    64.1%
                                           -----------     ---   -----------     ---   ------------    ---   ------------     ---
GROSS PROFIT                                 3,187,000    42.2%    3,083,000    36.5%     7,207,000   43.0%     6,916,000    35.9%

OPERATING EXPENSES:
  Selling and administrative expenses        2,601,000    34.4%    2,408,000    28.5%     5,454,000   32.5%     5,001,000    26.0%
  Other expense, net                           939,000    12.4%            0     0.0%     1,415,000    8.4%             0     0.0%
                                           -----------     ---   -----------     ---   ------------    ---   ------------     ---
     Total operating expenses                3,540,000    46.9%    2,408,000    28.5%     6,869,000   41.0%     5,001,000    26.0%
                                           -----------           -----------           ------------          ------------
(LOSS) / INCOME FROM OPERATIONS               (353,000)   -4.7%      675,000     8.0%       338,000    2.0%     1,915,000    10.0%

Interest expense                               386,000     5.1%      103,000     1.2%       452,000    2.7%       335,000     1.7%
                                           -----------     ---   -----------     ---   ------------    ---   ------------     ---
(LOSS) / INCOME BEFORE INCOME TAXES           (739,000)   -9.8%      572,000     6.8%      (114,000)  -0.7%     1,580,000     8.2%

Income tax (benefit) / provision               (51,000)              229,000                199,000               632,000
                                           -----------           -----------           ------------          ------------
NET (LOSS) / INCOME                        $  (688,000)   -9.1%  $   343,000     4.1%  $   (313,000)  -1.9%  $    948,000     4.9%
                                           ===========     ===   ===========     ===   ============    ===   ============     ===

(LOSS) / EARNINGS PER COMMON SHARE:

Basic                                           ($0.19)                $0.10                 ($0.08)         $      0.28
                                           ===========           ===========           ============          ============
Diluted                                         ($0.19)                $0.09                 ($0.08)         $      0.25
                                           ===========           ===========           ============          ============
Weighted-average shares outstanding:
Basic                                        3,690,279             3,540,710              3,682,387             3,336,406
Diluted                                      3,690,279             3,952,248              3,682,387             3,865,296

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                                                                     Page 5 of 5


                          Phoenix Footwear Group, Inc.
                      CONSOLIDATED CONDENSED BALANCE SHEETS


                                               AS OF              AS OF
                                              JUNE 28,          DECEMBER 31,
                                                2003               2002
                                                ----               ----
ASSETS
Current assets:
    Cash                                    $   528,000        $ 1,265,000
    Accounts receivable, net                  5,638,000          5,679,000
    Other accounts receivable                   544,000            316,000
    Inventories, net                          8,488,000          6,662,000
    Deferred taxes                              297,000            297,000
    Other current assets                        686,000            185,000
                                            -----------        -----------
           Total current assets              16,181,000         14,404,000

Property, Plant & Equipment, net              1,029,000          1,499,000
Intangible assets, net                        1,645,000          1,645,000
Other assets                                    851,000          1,406,000
                                            -----------        -----------
                                            $19,706,000        $18,954,000
                                            ===========        ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                        $ 2,652,000        $ 1,872,000
    Accrued expenses                          1,084,000          1,164,000
    Note payable - line of credit             2,580,000                 --
    Notes payable - current                     750,000            750,000
    Liability to former stockholders                 --          1,806,000
    Income taxes payable                         89,000                 --
                                            -----------        -----------
           Total current liabilities          7,155,000          5,592,000

Notes Payable, non-current                    1,500,000          2,250,000
Deferred Income Tax                           1,000,000          1,000,000
                                            -----------        -----------
           Total liabilities                  9,655,000          8,842,000

Stockholders' equity                         10,051,000         10,112,000
                                            -----------        -----------
                                            $19,706,000        $18,954,000
                                            ===========        ===========